UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2016 (August 1, 2016)

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-35106	27-5403694
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11 Penn Plaza, New York, NY		10001
(Address of principal executive offices)		(Zip Code)
(212) 324-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors of AMC Networks Inc. (the “Company”) appointed Christian Wymbs, age 46, Executive Vice President and Chief Accounting Officer of the Company effective as of the date on which Mr. Wymbs commences employment with the Company (the “Effective Date”), which was August 1, 2016. Mr. Wymbs joined the Company from the American Express Company where he most recently served since October 2014 as the Senior Vice President and Chief Financial Officer of its Global Commercial Services business. Previous to this role, he served as Senior Vice President and Chief Financial Officer of its Enterprise Growth Group business from January 2012 to October 2014 and as Senior Vice President and Chief Financial Officer of its World Service Group from January 2010 through January 2012. From December 2006 to January 2010, Mr. Wymbs worked for the American Express Company where he held various financial positions in its global consumer business. Prior to American Express Company, Mr. Wymbs worked for the General Electric Company in the finance and audit areas from May 2002 to December 2006. He commenced his career at Ernst & Young LLP in September 1993. In connection with the commencement of Mr. Wymbs’ employment as Chief Accounting Officer, Sean Sullivan, the Company’s Executive Vice President and Chief Financial Officer, will cease performing the responsibilities of the Chief Accounting Officer.
On June 27, 2016, the Company entered into an employment agreement (an “Employment Agreement”) with Mr. Wymbs. The Employment Agreement provides for Mr. Wymbs’ employment as Executive Vice President and Chief Accounting Officer of the Company through the third anniversary of the Effective Date (the “Expiration Date”), with a minimum annual base salary of $425,000 (subject to annual review and potential increase in the discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”)) and an annual target bonus opportunity equal to 50% of annual base salary in the discretion of the Compensation Committee. Mr. Wymbs will be offered the Company’s standard benefits and the opportunity to participate in the Company’s long-term equity and other incentive programs, in each case on the same basis as similarly situated executives at the Company. It is expected that Mr. Wymbs’ participation in the Company’s long-term equity and other incentive programs will consist of annual grants of cash and/or equity awards with a target value of not less than $480,000, as determined by the Compensation Committee. For 2016, it is expected that Mr. Wymbs will receive a grant of equity awards in October 2016, with a prorated target value to reflect the number of days during the 2016 calendar year in which Mr. Wymbs is employed by the Company. In addition, Mr. Wymbs will be eligible to receive, subject to Mr. Wymbs’ continued employment with the Company, (i) a one-time award of restricted stock units with a target value of $500,000 in October 2016 (the “Special Equity Award”), and (ii) a one-time lump sum cash bonus equal to $250,000 in March 2017 (the “Special Cash Award”). The Special Equity Award is subject to grant by the Compensation Committee and will vest in three equal annual installments beginning on March 4, 2017.
If, prior to the Expiration Date, Mr. Wymbs’ employment with the Company is involuntarily terminated by the Company other than for Cause (as defined in the Employment Agreement) then, subject to Mr. Wymbs’ execution and effectiveness of a severance agreement satisfactory to the Company (including, without limitation, a general release in favor of the Company and its affiliates and non-competition, non-solicitation, non-disparagement, confidentiality and further cooperation obligations and restrictions on Mr. Wymbs), the Company will pay Mr. Wymbs an amount equal to (less applicable withholding taxes):

a)
The greater of (i) Mr. Wymbs’ aggregate base salary and annual target bonus (as in effect at the time of termination of employment) from the termination date through the second anniversary of the Effective Date and (ii) one year of base salary and annual target bonus (as in effect at the time of termination of employment); plus

b)
if Mr. Wymbs’ employment is involuntarily terminated other than for Cause following the six-month anniversary of the Effective Date but prior to the payment of the Special Cash Award, then $250,000; plus

c)
if Mr. Wymbs’ employment is involuntarily terminated other than for Cause following the six-month anniversary of the Effective Date but prior to March 4, 2017, then a cash payment representing one-third of the monetary value of the Special Equity Award determined using the closing price of a share of Class A Common Stock of the Company on the NASDAQ on March 3, 2017.

The Employment Agreement contains certain covenants by Mr. Wymbs, including a non-competition agreement that restricts Mr. Wymbs’ ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company. If any payment due under the Employment Agreement would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the Company will instead pay Mr. Wymbs either (a) the amount of that payment or (b) the maximum amount that could be paid to Mr. Wymbs without the imposition of the excise tax, depending on whichever amount results in Mr. Wymbs receiving the greater amount of after-tax proceeds.
The above description is qualified in its entirety by reference to the Employment Agreement with Mr. Wymbs, which is attached as Exhibit 10.1 and incorporated into this Item 5.02 by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits
10.1 Employment Agreement dated June 27, 2016, between AMC Networks Inc. and Christian Wymbs.

99.1 Press Release, dated August 1, 2016, announcing the appointment of Christian Wymbs as Chief Accounting Officer

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMC Networks Inc. (Registrant)

Dated:	August 1, 2016	By:		/s/ Anne G. Kelly
			Name:	Anne G. Kelly
			Title:	Senior Vice President and Secretary